UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Legg Mason Global Asset Management Trust

Address of Principal
Business Office:	100 International Drive,
Baltimore, Maryland 21202

Telephone Number:	(410) 539-0000

Name and Address of Agent
for Service of Process:	Richard M. Wachterman, Esq.
Legg Mason & Co., LLC
100 International Drive
Baltimore, Maryland 21202

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:            X  Yes:               No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Baltimore and the State of Maryland on the 13th day of October, 2009.

Legg Mason Global Asset Management Trust

By:	/s/ David R. Odenath
Name:	David R. Odenath
Title	President

Attest:	/s/ Richard M. Wachterman
Name: Richard M. Wachterman
Title: Assistant Secretary